POWER OF ATTORNEY

The undersigned hereby constitutes and appoints each of Roger K. Scholten and P atricia J. Martin, signing singly, his true and lawful attorney-in-fact to:1) execute for and on behalf of the undersigned Forms 3, 4 and 5 in accordance wit h Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchan ge Act"), and the rules thereunder; 2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete th e execution of any such Form 3,4 or 5 and the timely filing of such form with the United States Securities and Exchange Commission ("SEC") and any other pers on; and 3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to , in the best interest of, or legally required by, the undersigned, it being u nderstood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall c ontain such terms and conditions as such attorney-in-fact may approve in his or her discretion. The powers granted above may be executed by any one of such a tt orneys-in-fact acting alone. The undersigned acknowledges that the foregoing a ttorneys-in-fact, in serving in such capacity at the request of the undersigned , are not assuming any of the undersigned's responsibilities to comply with Sec tion 16 of the Exchange Act. This Power of Attorney shall be effective on the date set forth below and shall continue in full force and effect until the date on which the undersigned shall cease to be subject to Section 16 of the Exchange Act and the rules thereunder or until such earlier date on which written notif ication executed by the undersigned is filed with the SEC expressly revoking this Power of Attorney. The undersigned has caused this Power of Attorney to be executed as of this ____ day of ______, 2003. _______________ Signature GEORGE C. MOORE